EXHIBIT 99.1
[Cadmus Letterhead]


NEWS RELEASE                                                        CONTACT
                                                            David E. Bosher
                                                 Vice President & Treasurer
                                                             (804) 287-5685


           CADMUS COMMUNICATIONS CORPORATION REPORTS 50% INCREASE
                        IN FIRST QUARTER NET INCOME

RICHMOND, VA, October 24, 1995 -- Cadmus Communications Corporation (NASDAQ
NMS: CDMS) today reported a 50% increase in net income for the first quarter of fiscal 1996.

Net sales in the first quarter of fiscal 1996 increased 24% to $74.7 million compared to $60.4 million for the same period last year. Operating income rose 43% to $4.0 million in the first quarter of fiscal 1996 from $2.8 million in the first quarter of 1995. Net income was $1.5 million, or $.24 per share, in the first quarter of 1996, which represents an increase of 50% over net income of $1.0 million, or $.16 per share, for the prior year first quarter. Average shares outstanding were 6,326,000 and 6,190,000 for the first quarter of fiscal years 1996 and 1995, respectively.

The increase in sales was broad-based, with nine of the Company's eleven product lines recording improvement. Adjusted for the impact of higher paper prices, sales increased 18%. Printing and marketing sales rose 19% and 36%, respectively, while publishing sales declined 9%.

The growth in printing sales for the first quarter of fiscal 1996 over the first quarter of fiscal 1995 was driven predominantly by strong performance from the financial printing, specialty packaging, and magazine product lines. Financial printing sales rose 146% due to strong equity and debt new-issue markets and increased merger activity. Specialty packaging sales increased 70% due to growth from existing customers. Finally, magazine sales increased 52% due primarily to the addition of several new accounts.

The increase in first quarter marketing sales was driven primarily by a 38% increase in point-of-purchase revenues and a 25% increase in direct marketing sales. The increase in point-of-purchase sales was the result of both growth in existing accounts and the addition of several new accounts. The growth in direct marketing revenues resulted primarily from the acquisition of Ronald James Direct in the fourth quarter of fiscal 1995.

The decline in first quarter publishing revenues was attributable to lower consumer publishing sales, which offset gains in custom publishing. The decrease in consumer publishing sales resulted from the timing of a trade show and to the absence of a TUFF STUFF special edition, which were included in fiscal 1995 first quarter results.

The 43% increase in operating income for the first quarter of 1996 was due primarily to an improved product mix, the positive impact from the restructuring of the Company's magazine and journal operations, and the benefits from Cadmus-wide procurement initiatives.

Headquartered in Richmond, Virginia, Cadmus Communications Corporation is a graphic communications company specializing in printing, marketing, and publishing.

                  **(See attached financial highlights)**

             CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                  (Unaudited)


                                             Three Months Ended
                                                September 30,

                                               1995      1994

Net sales                                   $ 74,673   $ 60,383

Operating expenses
   Cost of sales                              56,803     46,631
   Selling and administrative                 13,918     10,997

Operating income                               3,952      2,755

Interest and other (income) expenses
   Interest                                    1,422      1,267
   Other (income) expenses                        57       (119)

Income before income taxes                     2,473      1,607

Income taxes                                     957        633


Net income                                  $  1,516   $    974



Net income per share                        $    .24   $    .16

Average number of common shares
  outstanding                                  6,326      6,190